P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
January 27, 2015		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) effective today declared a quarterly cash dividend of $0.15 per common share, payable on February 23, 2015, to shareholders of record on February 6, 2015.
This dividend represents a payout of approximately $2.3 million, or 53.3% of Peoples’ reported fourth quarter 2014 earnings. Based on the closing stock price of Peoples’ common shares of $25.47 on January 26, 2015, the quarterly dividend produces an annualized yield of 2.36%.
Peoples Bancorp Inc. is a diversified financial products and services company with $2.6 billion in assets, 59 locations and 58 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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